Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Thomas Vertin Named as President of the Commercial Banking Division

of Pacific Mercantile Bank

COSTA MESA, Calif., Sept. 26, 2012 (GLOBENEWSWIRE) – Pacific Mercantile Bancorp (NASDAQ: PMBC) today announced the appointment of Thomas M. Vertin to the position of President of the Commercial Banking Division of Pacific Mercantile Bank (the “Bank”), the Company’s wholly-owned banking subsidiary. “Tom Vertin is a proven leader, with a strong track record of successfully leading and growing banking businesses, stated Edward J. Carpenter, Chairman of the Board of Directors of both the Company and the Bank. We are pleased to have a banker of Mr. Vertin’s caliber join the Bank’s senior executive team” added Mr. Carpenter.

Mr. Vertin held senior executive positions at Silicon Valley Bank, including Chief Operating Officer of that Bank. Prior to that position, he led the California Division with direct responsibility for half of the bank’s revenues. During his 18 years with Silicon Valley Bank, he focused on revenue growth, sales management, client retention, team development and enterprise management. Mr. Vertin led turnarounds of units that included the nationwide asset-based lending business. This business tripled its revenues in three years under his leadership.

I am pleased to welcome Mr. Vertin to the Bank’s senior executive team,” stated Raymond E. Dellerba, President and CEO of the Company and Vice Chairman of the Bank. As President of the Commercial Banking Division, Mr. Vertin will be responsible for developing new relationships and diversifying the Bank’s base of commercial and industrial banking clients,” added Mr. Dellerba.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California: four in Orange County and one each in Los Angeles, San Diego, and San Bernardino Counties. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County and San Bernardino County financial centers are located in La Jolla and the city of Ontario, respectively. In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.